Exhibit 99.1

Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Announces Fourth Quarter and Fiscal Year 2008
Financial Results
__________________________________________

NEW YORK, May 22, 2008 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced results for the fourth quarter and fiscal year ended February 29, 2008.

Fiscal Year 2008 Highlights

•	Completed IPO in March 2007

•	Entered into a $100 million three-year revolving credit facility in April 2007

•	Purchased over $325 million of assets in fiscal 2008

•	Closed $400 million collateralized loan obligation fund in January 2008

•
Net investment income of $10.7 million or $1.38 per share (weighted average basic and diluted) for the fiscal year; net investment income of $2.56 million, or $0.31 per share (weighted average basic and diluted ) for the three months ending February 29, 2008

•	Adjusted net investment income of $2.9 million or $0.36 per share for the three months ending February 29, 2008

•	Realized gains and net investment income of $1.89 per share (weighted average basic and diluted) for the fiscal year

•	Declared $1.55 per share in dividends for the fiscal year; declared regular fourth quarter dividend of $0.39 per share and a special dividend of $0.18 per share

•	No non-performing or delinquent investments at the end of the fiscal year

Operating Results

“We are pleased with our first year operating results, particularly during this challenging period in the credit market,” said CEO Thomas V. Inglesby.  “We were able to pay an attractive and high quality dividend by rapidly leveraging the capital from our IPO with long-term financing and using our investment sourcing ability to quickly assemble a diversified portfolio of seasoned, income producing assets.”

For the full fiscal year, GSC Investment Corp. reported a net loss of $5.5 million or $0.70 per share.  These losses were primarily due to $20.1 million of unrealized depreciation in the Company’s portfolio due to write-downs in the fair value of the Company’s investments.  Net investment income for the fiscal year was $10.7 million or $1.38 per share.

For the fourth quarter, GSC Investment Corp. reported a net loss of $9.4 million or $1.13 per share.  Net investment income of $2.56 million or $0.31 per share for the quarter was offset by net loss on investments of $12 million or $1.44 per share.  The net loss on investments was due primarily to $12.8 million of net unrealized depreciation in the Company’s portfolio due to write-downs in the fair value of the Company’s investments.

Adjusted net investment income was $2.9 million or $0.36 per share for the fourth quarter.  The adjustments included a $0.1 million add back of federal excise taxes and a $0.3 million add back of the write-off of deferred financing, which is a non-recurring charge.

Net asset value was $11.80 per share as of February 29, 2008.

“Our investment philosophy is to buy and hold income producing investments with solid credit fundamentals,” said Mr. Inglesby.  “As a low levered finance company, we have the ability to withstand short-term mark-to-market volatility while pursuing our investment objective of generating current income from a stable and diversified portfolio.”

Portfolio and Investment Activity

“The credit quality of our portfolio remains strong, despite the ongoing challenges in the credit market,” said Mr. Inglesby.

As of the end of the fiscal year, all 46 of the Company’s investments were current on their principal and interest payments, and were being accounted for on an accrual basis.  During the fiscal year, there were no payment defaults in the Company’s portfolio; two investments became delinquent during the fiscal year but cured prior to default.

As of February 29, 2008, the value of the Company’s portfolio was $172.8 million.  The Company had 46 investments in 38 portfolio companies with an average investment size of $3.8 million and a weighted average maturity of 3.8 years.  The average investment in each portfolio company is $4.5 million.  The overall portfolio composition consisted of 15.3% first lien term loans, 36.1% second lien term loans, 18.3% senior secured notes, 13.5% unsecured notes, 16.7% structured finance securities and 0.1% equity/limited partnership interests.

During the fiscal year, GSC Investment Corp. made investments in an aggregate principal amount of $327.1 million and experienced $129 million in aggregate principal amount of exits and repayments, resulting in $198.1 million in net investments by aggregate principal amount.

For the fiscal year, the Company had approximately $3.9 million of net realized gains.  The most significant realized gains for the year were $1.0 million and $1.7 million attributable to the repayment of the Strategic Industries’ Second Lien Term Loans and the repayment of the Sportcraft, LTD Second Lien Term Loans, respectively.

During the fourth quarter, the Company received cash proceeds of $3.5 million in respect of a 30% partial repayment, at par plus all accrued interest, of its investment in the McMillin Companies LLC senior secured notes; this repayment resulted in a reversal of unrealized loss of $0.6 million and a realized gain of $0.2 million with respect to the repaid portion of the investment.

In January 2008, the Company purchased the entire $30 million subordinated notes tranche of GSC Investment Corp. CLO 2007, Ltd., a $400 million CLO that the Company manages.  As of February 29, 2008, the GSC Investment Corp. CLO had $372.9 million in aggregate principal amount of investments and $40.3 million in uninvested cash.

“GSC Investment Corp. is able to utilize the CLO’s low priced, long-term financing to invest in a portfolio of high quality income producing assets at attractive prices,” said Mr. Inglesby.  “We were very pleased to be able to leverage the GSC Investment Corp. and GSC Group platforms to raise a CLO during this market dislocation.  Over the past 12 months only a small number of such funds have closed.”

In April 2008, one of the Company’s portfolio companies, SILLC Holdings (“SILLC”), entered into an agreement to sell 100% of its subsidiary, GST AutoLeather, Inc., to a third party. On May 21, 2008, we received a notification of repayment, at par, of the SILLC Second Lien Term Loan (of which the Company holds $23 million in aggregate principal amount).  Such repayment will result in the reversal of the $2.6 million unrealized depreciation recorded in fiscal year 2008 and a realized gain of $0.2 million in the first quarter of fiscal year 2009.

After the retirement of SILLC’s second lien term loan, the Company will have only two investments, excluding its CLO, that account for greater than 5% of the Company’s investment portfolio.

As of February 29, 2008, the weighted average current yield on the Company’s first lien term loans, second lien term loans, senior secured notes, unsecured notes and structured finance securities were 8.1%, 10.8%, 11.5%, 12.2% and 8.2%, respectively, which results in an aggregate weighted current yield of 10.3%.  As of February 29, 2008, 33% or $57 million of its interest-bearing portfolio was fixed rate debt with a weighted average current coupon of 11.7% and 50.2% or $86.8 million of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 5.8%.

Liquidity and Capital Resources

As of February 29, 2008, the Company had borrowed an aggregate of $78.5 million under its revolving facility and had $21.5 million of undrawn commitments remaining.  During the fourth quarter, the Company consolidated its credit facilities to allow for additional borrowing capacity and expensed $0.3 million of unamortized deferred financing costs associated with the terminated facility.  These expenses are non-cash and are non-recurring.

Dividend

On March 10, 2008, GSC Investment Corp. paid a dividend of $0.39 per share.  During the 2008 fiscal year, the Company declared $1.55 in dividends, including a special dividend of $0.18 paid on January 28, 2008.

On May 22, 2008, GSC Investment Corp. declared a first quarter dividend of $0.39 per share payable on June 13, 2008, to common shareholders of record on May 30, 2008.

2008 Fourth Quarter Conference Call/Webcast Information

When: Friday, May 23, 2008, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (877) 440-5804 (U.S. and Canada) or (719) 325-4941 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Friday, May 23, 2008 through midnight Friday, June 6, 2008 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 5877946.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Friday, May 23, 2008, through midnight Friday, June 20, 2008.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in first and second lien loans and mezzanine debt of private, U.S. middle-market companies and high yield bonds. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company also opportunistically invests in distressed debt, the debt and equity securities of public companies, and collateralized loan obligation vehicles. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements

Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements.  These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends.  Actual future results may differ materially from those projected as a result of certain risks and uncertainties.  For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-K which has been filed with the U.S. Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

GSC Investment Corp.

Consolidated Balance Sheets

	As of
	February 29, 2008	February 28, 2007

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $162,888,724)	$143,745,269	$-
Control investments (amortized cost of $30,000,000)	29,075,299	-
Affiliate investments (amortized cost of $0)	16,233	-
Total investments at fair value (amortized cost of $192,888,724 and $0, respectively)	172,836,801	-
Cash and cash equivalents	1,072,641	1,030
Cash and cash equivalents, securitization accounts	14,580,973	-
Outstanding interest rate cap at fair value (cost of $131,000 and $0, respectively)	76,734	-
Interest receivable	2,355,122	-
Due from manager	940,903	-
Management fee receivable	215,914	-
Other assets	39,349	-
Deferred credit facility financing costs, net	723,231	-
Deferred offering costs	-	808,617
Total assets	$192,841,668	$809,647

LIABILITIES

Revolving credit facility	$78,450,000	$-
Payable for unsettled trades	11,329,150	-
Dividend payable	3,233,640	-
Management and incentive fees payable	943,061	-
Accounts payable and accrued expenses	713,422	105,000
Interest and credit facility fees payable	292,307	-
Due to affiliate	11,048	73,810
Accrued offering cost	-	760,000
Total liabilities	$94,972,628	$938,810

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, par value $.0001 per share, 100,000,000 common shares
authorized, 8,291,384 and 67 common shares issued and outstanding, respectively	829	-
Capital in excess of par value	116,218,966	1,000
Accumulated undistributed net investment income	455,576	(130,163)
Accumulated undistributed net realized gain on sale of investments and derivatives	1,299,858	-
Net unrealized depreciation on investments and derivatives	(20,106,189)	-
Total stockholders' equity (deficit)	97,869,040	(129,163)
Total liabilities and stockholders' equity	$192,841,668	$809,647
NET ASSET VALUE PER SHARE	$11.80	n/a

See accompanying notes to consolidated financial statements.

GSC Investment Corp.

Consolidated Statements of Operations

	For the year ended February 29, 2008	For the period from May 12, 2006 (date of inception) to February 28, 2007

INVESTMENT INCOME
Interest from investments
Non-Control/Non-Affiliate investments	$20,115,301	$-
Control investments	262,442	-
Total interest and dividend income	20,377,743	-
Interest from cash and cash equivalents	366,312	30
Management fee income	599,476	-
Other income	42,548	-
Total investment income	21,386,079	30

EXPENSES
Interest and credit facility financing expenses	5,031,233	-
Base management fees	2,938,659	-
Professional fees	1,409,806	35,000
Administrator expenses	892,112	-
Incentive management fees	711,363	-
Insurance	586,784	-
Directors fees	313,726	-
General & administrative	261,653	-
Cost of acquiring management contract	144,000	-
Organizational expense	49,542	95,193
Expenses before manager reimbursement	12,338,878	130,193
Expense reimbursement	(1,789,028)	-
Total expenses net of expense reimbursement	10,549,850	130,193

NET INVESTMENT INCOME (LOSS) BEFORE INCOME TAXES	10,836,229	(130,163)

Income tax expense, including excise tax	(88,951)	-

NET INVESTMENT INCOME (LOSS)	10,747,278	(130,163)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain from investments
Non-Control/Non-Affiliate investments	2,707,402	-
Control investments	428,673	-
Affiliate investments	39,147
Net realized gain from derivatives	732,526	-
Net unrealized depreciation on investments	(20,051,923)	-
Net unrealized depreciation on derivatives	(54,266)	-
Net loss on investments	(16,198,441)	-

NET DECREASE IN NET ASSETS FROM OPERATIONS	$(5,451,163)	$(130,163)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	(0.70)	n/a

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING—BASIC AND DILUTED	7,761,965	67

See accompanying notes to consolidated financial statements.